Cordell Consultants Inc. Money Purchase Plan

Oak Finance Investments Limited
c/o Arias Fabrega & Fabrega Trust Company BVI Ltd.
325 Waterfront Drive, Omar Hodge Building, 2nd Floor
Wickham's Cay, Road Town
Tortola, BVI

May 4, 2005

Gentlemen:

We are pleased to advise you of our non-assignable commitment to provide financing subject to the following terms and conditions. This commitment letter is not intended to be inclusive of all of the terms and conditions which the Lender (as defined below) may determine to be necessary or appropriate in connection with the proposed Loan. In connection with the proposed Loan, the Borrower (as defined below) agrees to provide to the Lender, in a reasonably prompt manner and in any event at or before such time as the Lender may deem necessary for a complete and satisfactory review by the Lender, all such documents, reports, agreements, financial and other information, appraisals and other items as the Lender or its counsel may reasonably request with respect to Borrower, its business and the security for the loan.

LENDER: Cordell Consultants Inc. Money Purchase Plan (the "Lender") or any other lender designated by the Lender that is reasonably acceptable to the Borrower named below. Lender reserves the right to assign or sell participations in all or part of the loan described hereunder (the "Loan"). Lender is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

BORROWER: Oak Finance Investments Limited, a British Virgin Islands company; or such other designee(s) acceptable in the Lender's sole discretion which will own the Collateral described hereunder and have the power to pledge such Collateral (the "Borrower").

COLLATERAL: All of the following (collectively, the "Collateral"), (A) a pledge by the Borrower of all common stock or other equity interests owned by the Borrower from and after closing of the Loan (the "Oak TACT Shares") in The A Consulting Team, Inc., a New York corporation, or its successors (collectively, "TACT"); (B) a pledge by Excalibur Investment Group Limited ("Excalibur") of common stock or other equity interests owned from and after the closing of the Loan in TACT (the "Excalibur TACT Shares") and a pledge by Andrew Harry Ball ("Ball") of common stock or other equity interests owed from and after the closing of the Loan in TACT (the "Ball TACT Shares"; the Ball TACT Shares, together with the Excalibur TACT Shares, the "Accommodation TACT Shares") in an amount of shares such that, together with the Oak Tact Shares, the shares of TACT pledged as Collateral constitute at

all times at least 51% (or such larger percentage of the shares as would be sufficient to control TACT if there were a default and foreclosure) of the issued and outstanding common stock of TACT as of the Closing Date (as such term is hereafter defined), (C) an assignment, lien, security interest or other encumbrance, all of first priority existing now or in the future, for the benefit of the Lender, in (1) all of the Borrower's right, title and interest in the Stock Purchase Agreements (as hereinafter defined), (2) all of Excalibur's and Ball's right, title and interest in to that certain Share Exchange Agreement, dated as of January 21, 2005, among Vanguard Info-Solutions Corporation, a New Jersey corporation ("Vanguard"), the Vanguard stockholders named therein, the authorized representative named therein, and TACT (the "Share Exchange Agreement") and (3) all of Debt Holdings, Inc.'s right title and interest in accounts and accounts receivable represented by credit card receivables, acceptable to the Lender in its sole discretion, with a liquidation value of at least $8,000,000, and (D) any and all proceeds from the foregoing.

Without the advance written consent of the Lender, there shall be no liens or encumbrances on the Collateral other than pursuant to the Loan, and the existence of any such unpermitted liens or encumbrances shall constitute an event of default.

PURPOSE: The proceeds of the Loan shall be used by the Borrower solely to purchase the Oak TACT Shares pursuant to (i) that certain Stock Purchase Agreement, dated as of January 21, 2005, between TACT and the Borrower, and (ii) that certain Stock Purchase Agreement, dated as of January 21, 2005, between Shmuel BenTov, an individual, and the Borrower (collectively, the "<u>Stock Purchase Agreements</u>").

GUARANTORS: All of (i) Excalibur, (ii) Debt Holdings, Inc., (iii) the following individuals: Kishor Jhunjhunwala, Ball and Sorabh Patel (the "<u>Guarantors</u>") shall provide written guaranties of the timely payment of the Loan in form and substance acceptable to the Lender. In each case the guaranties shall provide that the Guarantors covenant (i) to cause TACT to file with the Securities and Exchange Commission and to take all commercially reasonable efforts to cause to become effective a registration statement with respect to all Oak TACT Shares, all Accommodation TACT Shares, and all shares subject to the Warrants (as hereafter defined) in accordance with the terms of the Share Exchange Agreement and the Stock Purchase Agreement regarding such registration and (ii) to cause TACT and its subsidiaries not to make any investments, loans, dividends, affiliate transactions, changes in business, mergers or sales or other

transfers of material assets while the Loan is outstanding and unpaid without the consent of the Lender other than (x) acquisitions of non-affiliated businesses by merger, acquisitions of shares or interest or acquisitions of assets that are approved by TACT's board in good faith and as to which, after giving effect to the issuance of shares of common stock as consideration, do not dilute the Oak Tact Shares and the Accomodation TACT Shares, in the aggregate, below 51% of the issued and outstanding shares of TACT ("Qualifying Acquisitions"), (y) loans and dividends among any of TACT and its consolidated subsidiaries and (z) transactions among any of TACT and its consolidated subsidiaries that are entered into in the ordinary course of business.. Any breach of any of the foregoing covenants shall constitute an event of default under the Loan.

WARRANTS:

On the Closing Date, Excalibur and Ball shall each issue to Lender two and one-half year warrants to purchase issued and outstanding shares of common stock of TACT owned by it or him (and which are not part of the Collateral (together, the "Warrants") which shares of common stock in the aggregate shall equal five percent (5%) of the fully-diluted common stock of TACT (that is, as of the Closing Date, all shares of TACT common stock issued and outstanding, all shares thereof subject to issuance on exercise or conversion of outstanding options, warrants, rights or convertibles securities that have an exercise or conversion price of less than $16.00 per share and all share issuable as stock awards, or on exercise of options, that may be granted under TACT's 1997 Stock Option and Award Plan or any other employee stock option or similar plan of TACT (together, the "Fully-Diluted Base")). The Warrants shall be exercisable not earlier than the 61st day following the Closing Date and will expire 30 months after the Closing Date. The exercise price of the Warrants shall be equal to the market price per share of the TACT common stock as of the date of this commitment (that is, $9.30 per share). The exercise price of the Warrants and the number of shares issuable on exercise of the Warrants shall be entitled to anti-dilution protection (both value (using the weighted average method) and ownership dilution) in the event of issuances of TACT common stock for a consideration (or with an exercise or conversion price) below $16.00 per share, below the exercise price of the Warrants or the then fair market value of the TACT common stock and on the occurrence of stock splits, reorganizations and other events customarily included in anti-dilution protection provisions and including appropriate re-adjustments at the expiration or termination of options, warrants or rights the issuance of which gave rise to an adjustment under such anti-dilution provisions;

provided, however, that the following issuances of additional shares of TACT common stock shall be exempt from the operation of the anti-dilution provisions: (i) on exercise of the Borrower's right to purchase an additional 625,000 shares from TACT (the "Overallotment Option"), (ii) on exercise of any options, warrants, rights or convertibles securities that were included in the Fully-Diluted Base and (iii) the issuance of shares of TACT common stock in a Qualifying Acquisition.

LOAN AMOUNT: The Loan shall be a non-revolving term loan in a principal amount of $16,750,000.

TERM AND CLOSING: The Loan shall be repayable in full after one year (the "Maturity Date"). The closing shall take place as quickly as possible but, in any event, by not later than May 16, 2005, or such earlier or later date as the Lender in its sole discretion may agree to (the "Closing Date").

REPAYMENT; INTEREST:

A. The principal of the Loan shall be repayable in full on the Maturity Date.

B. Borrower may pre-pay at any time all or any portion of the Loan, provided that such repayment must be in an even multiple of US$10,000 and in an amount of no less than US$100,000. There shall be no refund of any fees, points or prepaid interest.

C. The interest rate for the Loan shall be at a fixed rate of 15% per annum; provided, however, that in no event shall any interest rate contracted for, charged or received exceed the maximum rate allowed by applicable law. Interest or principal paid more than 5 days after the due date shall be subject to a late charge. In the event of default the interest rate will be the lesser of 36% per annum and the maximum rate allowed by applicable law.

D. Monthly payments of unpaid accumulated interest on the unpaid balance of the Loan shall be due on the first day of each month until the Maturity Date, at which time the entire balance of the unpaid principal and accrued but unpaid interest shall be due and payable in full.

E. Interest due shall be calculated on the basis of a 30-day month and 360 day year.

F. The Loan must be prepaid in full upon any sale of the Collateral or any sale of all or substantially all the assets of TACT or its Subsidiaries or any merger of TACT with any other entity after the closing. Even if the Loan is prepaid, Borrower shall pay

Lender's interest for the entire 12 month period ("Minimum Interest") except that the Minimum Interest shall not be applied to prepayments coming from collections from the charged off credit card receivables which are collateral for the loan.

INSURANCE: Borrower shall maintain, or shall cause to be maintained, insurance on the Collateral acceptable to Lender.

LEGAL FEES: Borrower shall be required to pay Lender's attorneys the reasonable legal fees and expenses of said attorneys for services to lender in connection with this transaction, both before and after the closing of the Loan, including any fees and expenses incurred in connection with the preparation, execution and delivery of any Loan Documents (as defined below), administration of transactions contemplated by the Loan Documents, participation of the Loan, any amendment or waiver of any provision of the Loan Documents, enforcement of any of Borrower's rights and remedies under the Loan Documents, any refinancing of the transactions contemplated by the Loan in the nature of a "work-out" or any insolvency or bankruptcy proceeding or any other legal proceeding relating to or arising out of the transactions contemplated by the Loan Documents. Borrower agrees that upon acceptance of this Loan Commitment by Lender it will forward by wire transfer of immediately available funds the amount of US$50,000 to counsel for Lender as a partial advance on account of legal fees.

ACCEPTANCE OF COMMITMENT, FEES

This commitment and all of its terms and conditions will become effective only upon (x) delivery to Lender of a signed copy of this commitment, duly accepted by the Borrower and (y) Borrower agreeing to pay Lender a $502,500 Commitment Fee (the "Commitment Fee"). Half of the Commitment Fee will be paid by wire transfer to the Lender on or before the Commitment is signed and half (the "Escrowed Fee Funds") will be paid by Borrower to McGuireWoods LLP as Escrow Agent which shall be paid to Lender when the Loan closes and is funded, (x) if Lender chooses not to make the Loan because it finds written information provided to it by any Person by or on behalf of Borrower or any Guarantor was materially inaccurate or omitted to state a material fact necessary to make the information provided not misleading or incomplete, (y) if Borrower has not provided information to Lender promptly after written request therefore in reasonably specific detail to allow Lender to do its due diligence in the short time allowed (and in view of the short time frame allowed, prompt has to be much faster than it would in a normal commercial context); provided, that the requested material is in the possession of, or under the control of, the Borrower, its counsel or any of the

Guarantors, TACT, or anyone who cuurently holds or is involved in the collection of receivables which will become Collateral, or (z) in the event of any material adverse change in the financial condition of the Borrower, any Guarantor or TACT. The Escrowed Fee Funds will be returnable to Borrower if Lender cannot make the Loan because Lender fails to move quickly enough. The first half of the Commitment Fee paid to the Lender in cash is non-refundable under all circumstances and earned for, among other things, the commitment to provide funds. Borrower agrees that the amount of the Commitment Fee is reasonable as liquidated damages.

Notwithstanding the foregoing, at such time, if ever, prior to the Closing Date as the Lender waives in writing further due diligence review of Borrower, then Borrower will cause the second half of the Commitment Fee to be paid to the Lender.

In the event that this commitment is terminated or expires, the Lender and its counsel shall be entitled to retain any fees previously paid to it by the Borrower and shall be entitled to reimbursement by the Borrower for any out-of-pocket costs or expenses to the extent that fees paid by the Borrower are not adequate to reimburse the Lender in full.

EXPIRATION AND TERMINATION:

This commitment shall expire, if undrawn against, on May 31, 2005 (the "Expiration Date"). The Borrower agrees that prior to the Expiration Date or termination of this commitment, it will not pursue any other financing transaction which would be in lieu of the financing contemplated hereunder. If, at any time prior to the Expiration Date, the Borrower consummates any other financing transaction while this commitment remains undrawn (and provided that the Lender has not terminated this commitment pursuant to the terms below), then the Borrower shall pay to Lender upon the closing of such financing transaction a fee of $502,500, and Excalibur and Ball shall issue Lender the Warrants.

Lender shall have the right to terminate this Commitment: (1) in the event that Lender, in its sole judgment, is not satisfied with the results of its due diligence investigation of TACT, Vanguard, the Borrower, the Guarantors, their respective subsidiaries, principals, shareholders, members, or affiliates or their respective businesses, financial conditions or prospects; (2) in the event that there is any inaccuracy or adverse change in any information, representations or materials submitted in support of Borrower's application for the Loan, including, without limitation, the valuation of the underlying collateral; (3) in the event of any material adverse change in the financial condition of the Borrower, any Guarantor or TACT; or

(4) if the Borrower, any Guarantor or TACT shall be discontinued as a going concern, becomes insolvent, makes a general assignment for the benefit of creditors, or if any proceedings shall be commenced under any bankruptcy or insolvency law.

REPORTS: Borrower and each Guarantor shall, and shall cause TACT to, provide quarterly financial statements to the Lender during the term of the Loan. In addition, the Borrower and each Guarantor shall cause TACT to deliver to Lender, promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by TACT or any of its subsidiaries with the United States Securities and Exchange Commission.

DOCUMENTATION: Lender's commitment to provide the Loan is subject to the negotiation, execution and delivery of definitive Loan and security agreements, mortgages, deeds of trust, notes, filings, guarantees and other documentation and customary certificates, which in each case will be in form, substance and enforceability satisfactory to Lender in its sole and absolute discretion ("Loan Documents"). Borrower shall furnish Lender with an opinion of McGuireWoods LLP and such other local (e.g., British Virgin Islands) attorney or attorneys retained by Borrower and acceptable to Lender, which shall cover the following matters with respect to the Borrower and the Guarantors: (i) the due authorization, execution, validity, binding effect and enforceability of the Loan Documents in accordance with their terms; (ii) the perfection of Lender's security interests in the Collateral; (iii) that the Loan, the Loan Documents, the Stock Purchase Agreements, the Share Exchange Agreements, and all transactions contemplated under any of the foregoing comply with all applicable federal, state, and local laws including (x) usury laws, (y) Regulation U of the Board of Governors of the Federal Reserve System, and (z) federal and state securities laws; (iv) the due organization, valid legal existence and good standing of Borrower and, as the case may be, the Guarantors; (v) the existence of, or the nonexistence of, any requirement for any consent of any governmental authority in connection with the execution, delivery or performance of the Loan Documents; (vi) the fact that the Loan Documents and the performance of the obligations thereunder do not conflict with or violate any applicable laws, agreements or restrictions; and (vii) such other matters incidental to the transactions contemplated by this commitment as Lender may request.

The signatories hereto on behalf of Borrower represent and warrant that the statements contained herein and in all written documentation which has been and will be provided to Lender and

all other representations and statements made in writing by or on behalf of Borrower or the Guarantors in connection with the application for and closing of the Loan are true and complete in all material respects and do not omit any fact or information material to Lender's evaluation of said application and of the compliance by Borrower or the Guarantors with the conditions of the Loan. Borrower acknowledges that Lender will rely on this warranty and representation in making the Loan. If Borrower or any Guarantor has made any material misrepresentation or omission in writing in connection with the commitment for or closing of the Loan, it shall be an event of default under the Loan Documents and shall result in termination of this commitment if discovered prior to closing of the Loan. Borrower and the Guarantors shall reaffirm the continuing accuracy and completeness of such written warranties and representations at the closing of the Loan.

The Loan Documents shall contain conditions precedent, representations and warranties, covenants, reporting requirements, events of default, indemnity provisions, remedies and other terms and conditions consistent with the terms hereof and satisfactory to Lender and deemed appropriate by Lender in Lender's sole and absolute discretion.

CONDITIONS PRECEDENT TO FUNDING:

The Loan Documents will contain conditions to closing customarily found in similar loan agreements and other specific conditions deemed by the Lender to be appropriate to this Loan, including, without limitation, (i) satisfactory and enforceable documentation and deliveries, (ii) payment of fees and expenses, (iii) representations regarding the solvency of the Borrower and Guarantors, (iv) representations that the interest rate is not usurious, (v) representations regarding the absence of any material adverse effect, and (vi) delivery by the Borrower to the Lender of a completed and executed Federal Reserve Form U-1 demonstrating compliance of the Loan with Regulation U of the Board of Governors of the Federal Reserve System. The Lender's commitment to make the Loan is conditioned upon completion of all due diligence with respect to the Borrower, the Guarantors, and TACT in scope and determination satisfactory to the Lender in its sole discretion. The Borrower will fully cooperate with the Lender in any due diligence investigation requested by the Lender with respect to this transaction and will furnish Lender with such information, including financial statements, with respect to the business, operations, assets, liabilities, financial condition and prospects of the Borrower, the Guarantors and TACT as Lender may request to satisfy its due diligence requirements.

EXPENSES: Borrower assumes liability for and will pay all costs and expenses required to satisfy the conditions hereof and the making of the Loan without limitation including but not limited to appraisers' fees, broker's fees or commissions, legal fees of the Lender's counsel, all recording costs and filing fees, all title/litigation/tax lien search fees, and all title insurance premiums. Lender shall not bear any out-of-pocket costs or expenses whatsoever in connection with the Commitment or the Loan. Such costs shall be paid before the closing, or on demand no later than ten (10) days after the Borrower receives such demand for reimbursement if the Loan does not close or if this commitment is terminated.

INDEMNIFICATION: The Borrower agrees, and agrees to cause the Guarantors, to indemnify and hold harmless the Lender and each of its controlling persons, affiliates and their directors, officers, employees, advisors, participants and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the Loan or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The Borrower agrees that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with the Loan.

The Borrower agrees that the indemnification and reimbursement commitments set forth above shall apply whether or not Lender is a formal party to any lawsuit, action, investigation, claim or other proceeding. The Borrower further agrees that, without Lender's prior written consent, it will not enter into any settlement or compromise of, consent to the entry of any judgment in or otherwise seek to terminate any lawsuit, action, investigation, claim or other proceeding arising out of the transactions contemplated by this Agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and does not contain any admission or fault or culpability on behalf of such Indemnified Parties.

The indemnification obligations shall survive termination of this commitment letter.

MISCELLANEOUS: This Commitment contains the entire agreement of Borrower and Guarantors with the Lender and supersedes entirely any and all prior written or oral agreements relating to the Loan. There are no contemporaneous oral agreements relating to the subject matter hereof.

Borrower shall not publicly refer to Lender or its engagement hereunder without the prior written consent of the Lender, except that Borrower may disclose the terms and conditions of this commitment letter to TACT and its advisors, Vanguard Info-Solutions Corp. and its advisors and as required by applicable law or regulations and except that TACT may make all disclosures of the terms and conditions of this commitment letter and Lender's documents as required by law or regulations, including SEC Form 8-K. The Lender acknowledges that it may be required to file Schedule 13-D and amendment thereto and Forms 3 and 4 under the Securities Exchange Act of 1934, as amended, and agrees to comply with all applicable filing requirements.

Lender shall have the right to issue press releases, advertisements, or other promotional materials describing the loan in general terms after the closing, subject to the Borrower's approval, which shall not be unreasonably withheld.

GOVERNING LAW: This commitment will be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof. Borrower and each Guarantor consents to the jurisdiction of the state and federal courts located in the County of New York, State of New York, in connection with all suits, actions or other proceedings arising out of, or in connection with the Loan contemplated herein and all agreements between the Borrower, the Guarantor(s) and the Lender. This commitment may be executed in counterparts which, taken together, shall constitute one original. This commitment is for the benefit of the Borrower only and may not be assigned without the permission of the Lender. No party other than the Borrower may rely upon the terms and conditions of this commitment.

OTHER: If Lender is unable to perform because of war, terrorism, closure of the stock or bond market, force majeure, or for any other reason, Lender shall only be obligated to refund any portion of the Commitment Fee actually paid by Borrower less compensation for out of pocket expenses. Said refund shall be the total extent of any

The indemnification obligations shall survive termination of this commitment letter.

MISCELLANEOUS: This Commitment contains the entire agreement of Borrower and Guarantors with the Lender and supersedes entirely any and all prior written or oral agreements relating to the Loan. There are no contemporaneous oral agreements relating to the subject matter hereof.

Borrower shall not publicly refer to Lender or its engagement hereunder without the prior written consent of the Lender, except that Borrower may disclose the terms and conditions of this commitment letter to TACT and its advisors, Vanguard Info-Solutions Corp. and its advisors and as required by applicable law or regulations and except that TACT may make all disclosures of the terms and conditions of this commitment letter and Lender's documents as required by law or regulations, including SEC Form 8-K. The Lender acknowledges that it may be required to file Schedule 13-D and amendment thereto and Forms 3 and 4 under the Securities Exchange Act of 1934, as amended, and agrees to comply with all applicable filing requirements.

Lender shall have the right to issue press releases, advertisements, or other promotional materials describing the loan in general terms after the closing, subject to the Borrower's approval, which shall not be unreasonably withheld.

GOVERNING LAW: This commitment will be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof. Borrower and each Guarantor consents to the jurisdiction of the state and federal courts located in the County of New York, State of New York, in connection with all suits, actions or other proceedings arising out of, or in connection with the Loan contemplated herein and all agreements between the Borrower, the Guarantor(s) and the Lender. This commitment may be executed in counterparts which, taken together, shall constitute one original. This commitment is for the benefit of the Borrower only and may not be assigned without the permission of the Lender. No party other than the Borrower may rely upon the terms and conditions of this commitment.

OTHER: If Lender is unable to perform because of war, terrorism, closure of the stock or bond market, force majeure, or for any other reason, Lender shall only be obligated to refund any portion of the Commitment Fee actually paid by Borrower less compensation for out of pocket expenses. Said refund shall be the total extent of any

liability or obligation on the part of Lender in such circumstance. There will be no refund if Borrower and Guarantor have not complied with all the conditions of this commitment.

WAIVER: No failure on the part of Lender to exercise, and no delay in exercising any rights under this commitment or the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right under this commitment or the Loan Documents preclude any further exercise thereof, or the exercise of any other right. Each and every right or remedy granted under this commitment or the Loan Documents or under any document delivered thereunder or in connection therewith or allowed to Lender in law or equity shall be deemed cumulative and may be exercised from time to time.

Very truly yours,

CORDELL CONSULTANTS INC.
MONEY PURCHASE PLAN

____
Robin Rodriguez
Its:

Agreed and accepted this 4th day of May, 2005

OAK FINANCE INVESTMENTS LIMITED

By: [signature]
Name: Saurabh Patel
Title: Authorised Signatory